Exhibit 99.1
SECOND AMENDMENT TO ADDENDUM TO CLIENT’S AGREEMENT AND TERMS AND CONDITIONS
FOR IRREOVCABLE STANDBY LETTER OF CREDIT
          This Second Amendment (the “Amendment”), dated as of October 2, 2008, amends the terms of that certain Addendum to Client’s Agreement and Terms and Conditions for Irrevocable Standby Letter of Credit dated as of March 28, 2008 (the “Addendum”) by and between UBS Financial Services Inc. (“UBS Financial Services”) and Diodes Incorporated (the “Client”) (this Amendment, the Amendment to Addendum to Client’s Agreement and Terms and Conditions for Irrevocable Standby Letter of Credit, the Addendum, the Client’s Agreement and the Terms and Conditions for Irrevocable Standby Letter of Credit are collectively referred to hereinafter as the “Agreement”). Any conflict between the terms of the Agreement and this Amendment shall be resolved in accordance with the terms of this Amendment. Defined terms used herein shall have the respective meanings set forth in the Agreement unless otherwise defined in this Amendment.
UBS Financial Services and the Client, intending to be legally bound, and in consideration of the mutual covenants and promises contained herein, hereby acknowledge and agree that:
1.	Section 4 of the Addendum is amended in its entirety to read as follows:

“The first sentence of Section 9 of the Client’s Agreement is amended in its entirety to read as follows:

“All amounts advanced and other balances due shall be charged interest at a floating rate of interest per annum equal to the sum of the prevailing daily 30-day LIBOR plus 0.00% that is retroactively effective to August 22, 2008 and in accordance with your usual custom, which may include the compounding of interest, including any increases in rates which reflect adjustments in 30-day LIBOR.””

2.	Except as expressly amended by the terms in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be signed in multiple counterparts and all of said counterparts taken together shall constitute one and the same instrument.

3.	This Amendment shall not become effective and binding upon UBS Financial Services until this Amendment has been executed by the Client and accepted by UBS Financial Services at its home office.
          IN WITNESS WHEREOF, each of the parties has signed this Amendment pursuant to due and proper authority as of the date first above written.

DIODES INCORPORATED		UBS FINANCIAL SERVICES INC.

By:	/s/ Richard D. White	By:	/s/ Anthony D’Andrea

Name:	Richard D. White	Name:	Anthony D’Andrea

Title:	Sr. VP Finance	Title:	ED — RP

		By:	/s/ Mark R. Guarino

		Name:	Mark R. Guarino

		Title:	D — Credit Risk Control